Exhibit 99.1

Contacts: Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

FOR IMMEDIATE RELEASE

Hyperdynamics Announces Departure of CFO

HOUSTON, August 4, 2010 - Hyperdynamics Corporation (NYSE Amex: HDY) today announced that John O'Keefe, who joined the Company recently as Executive Vice President and Chief Financial Officer, is no longer with the Company.

Jason Davis, Hyperdynamics' Director of Finance and Treasurer, will continue to serve in that position.  The Company intends to conduct a search for a new chief financial officer.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa.  To find out more, visit our website at www.hyperdynamics.com.

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